Exhibit 10

This Agreement shall be provided in accordance with applicable laws and regulations and internal control standards.

Loan Agreement

- Lender -

Institutions specified in Appendix 1

- Borrower -

Mainstream Holdings, Ltd.

December 20, 2023

Chapter 7 Default	16
Article 7-1 (Default)	16
Article 7-2 (Forfeiture of Benefit of Time)	17

Chapter 8 Others	17
Article 8-1 (Expenses)	17
Article 8-2 (Notification)	18
Article 8-3 (Assignment)	19
Article 8-4 (Confidentiality)	19
Article 8-5 (Retention of Documents)	19
Article 8-6 (Others)	20
Article 8-7 (Governing Law and Jurisdiction)	20

Appendix 1 Lenders and Loan Agreements	1
Appendix 2 Documents for Withdrawal Prerequisite	2
Appendix 3 Documents for Post-Withdrawal Conditions	3

Exhibit 1 Withdrawal Request (Form)	4
Exhibit 2 Subordinated Commitment (Form)	5

Loan Agreement

This Loan Agreement [hereinafter referred to as “this Agreement”] is entered into on December 20, 2023 (the “Effective Date”), by the following parties.

Lender	Institutions specified in Appendix 1 (hereinafter be referred to individually as a “Lender” and collectively as “Lenders” as the context may require)

Borrower	Mainstream Holdings Limited (the “Borrower”)

The Lender and Borrower are individually referred to as the “Party”, and collectively as the “Parties”.

The Parties enter into this Agreement as follows:

Chapter 1 General Provisions

Article 1-1 (Definitions)

The terms used in this Agreement shall have the following meanings, unless otherwise defined in this Agreement:

1.	“Financial Obligations” means any of the following debts in relation to a company:

A.	Any debts related to deposits or advances of any type that have the effect of debts or borrowings (excluding deposits or advances made by customers during the course of normal business activities)

B.

All debts shown on debentures, notes, securities, or certificates of a similar nature (excluding debts shown on notes or similar certificates issued in connection with accounts payable in the ordinary course of business)

C.	Debts where interest accrues normally with the effect of borrowing

D.

All financial obligations of third parties secured by the assets of the company {such obligations shall be limited to the lower of the amount of the applicable secured debt or, (if applicable), the security limit}

E.

Debts under the conditional sale or other sale of ownership in connection with the assets of the company having the nature of borrowing (excluding contractual obligations incurred in the course of ordinary business activities)

F.	Any debts related to the sale or servicing of assets whose payment is deferred more than ninety (90) days from the usual payment period

G.

Guarantee obligations of the relevant company related to the financial obligation of a third party (if there is a guarantee limit under the relevant guarantee contract, it is limited to the extent of the guarantee limit)

H.

Debts to be accounted for as financial lease on the balance sheet of the company (However, if the Korean corporate accounting standards applicable to the company do not distinguish between financial lease and operating lease, it is classified as a lease and means the debt to be accounted for)

I.

Liability for damages related to guarantees, letters of credit or other certificates issued by banks or financial institutions (except those issued in connection with payment obligations related to the purchase of goods in the ordinary course of the Borrower’s business activities)

J.

Liabilities related to the sale of trade receivables (excluding divestitures without recourse, and the release and termination provisions resulting from the violation of the usual representation guarantees are deemed to be without recourse)

K.	Debts related to amounts incurred in other transactions, including trade-for-trade, that have the effect of borrowing

L.	Debts related to derivative transactions for hedging purposes (these debts are limited to the range of value of the derivative transactions as assessed by the market)

2.

“Majority Lender” means (i) the Lender (s) holding two-thirds or more of the Loan Commitment Amount of the Loan Agreement if no withdrawal has been made, and (ii) the Lender (s) holding two-thirds or more of the total amount of the Loan Agreement after the withdrawal has been made.

3.	“Security Agreement” means all agreements and documents concluded or prepared in connection with the security and rights provided or conferred on the Lender pursuant to Chapter 5 of this Agreement.

4.	“Security Right” means a security right (including personal security) established pursuant to the Security Agreement.

5.	“Loan Transaction Agreement” means all of the various agreements and other annexes prepared in connection with this Agreement, including this Agreement and the Security Agreement.

6.

“Loan Amount” means the principal amount of the loan withdrawn up to the Loan Commitment Amount that the Lender has agreed to lend to the Borrower pursuant to this Agreement or the outstanding balance of the principal amount of the loan at that time, according to the context.

7.

“Loan Maturity Date” means the day on which the full amount of each Loan Amount is to be repaid, which is the day corresponding to the withdrawal date of the month that is the twelfth (12th) month from the withdrawal date. However, if all of the Lenders agree, the Loan Maturity Date may be extended up to two (2) times of three (3) months each. If the Loan Maturity Date is not a business day, the Loan Maturity Date means the business day immediately thereafter.

8.

“Loan Commitment Amount” means the sum of the amount of the limit that the Lender has agreed to lend to the Borrower in accordance with this Agreement, KRW 10 billion (~~W~~ 10,000,000,000), or, depending on the context, the amount that each Lender is obligated to lend to the Borrower in accordance with the terms and conditions of this Agreement, to the extent that each Lender does not exceed the above amount, and the Loan Commitment Amount for each Lender shall be as specified in Appendix 1 to this Agreement.

9.	“Loan Principal Amount” means the then-current outstanding balance of the Loan Amount of the Lender and the total amount of interest (including overdue interest) accrued thereon.

10.	“Loan Interest Period” means the period from the date of withdrawal to the date of repayment of all Loan Amount.

11.	“Loan Interest Payment Date” means the last day of the Loan Interest Period.

12.

“Price Return Swap (Agreement)” means the Price Return Swap Agreement between Mico Co., Ltd. (hereinafter referred to as “Mico”) and the Borrower on December 20, 2023, in which the Borrower shall settle certain fixed profits that the Borrower receives from Mico pursuant to the Price Return Swap Agreement and variable profits arising from the Borrower’s equity shares in the acquired Target Company.

13.	“Target Company” means Mico IVD holdings, LLC, established under the laws of the State of Delaware, United States of America.

14.	“Acquisition Equity Shares” means all equity shares in the acquired Target Company that are purchased by the Borrower pursuant to the Share Purchase Agreement.

15.

“Share Purchase (Agreement)” means the Share Purchase Agreement entered into on December 20, 2023, in which the Purchaser, the Borrower, agrees to purchase 4,800 units of the Target Company held by the Sellers, MiCo Ltd. and MiCo BioMed Co., Ltd.

16.	“Reason for Insolvency” means that one of the following reasons has occurred for a corporation:

A.	If there is a suspension of transactions prescribed by the Financial Settlement Agent’s Code of Practice for the exchange of notes

B.

If it is impossible to perform normal business due to insolvency, initiation of liquidation or dissolution procedures, application or initiation of rehabilitation or bankruptcy procedures under the Debtor Rehabilitation and Bankruptcy Act, or occurrence of other similar reasons, etc.

C.	If a procedure similar to item (b) above is initiated and there is a financial risk that it is objectively judged to be difficult to implement this contract

17.

“Business Day” means the day on which commercial banks are opening for business in the Republic of Korea, excluding Saturdays, Sundays, Workers’ Day and Public holidays of government offices according to regulations on public holidays of public offices.

18.	“Principal and Interest Repayment Account” has the meaning defined in Article 4-1.

19.	“Withdrawal Period” means the period during which the Borrower may request the withdrawal of this Agreement and shall mean the period within one (1) month from the Effective Date of this Agreement.

20.	“Withdrawal Prerequisites” means terms and conditions defined in Article 2-4, which must be fulfilled in advance for the withdrawal of the Loan Commitment Amount.

21.

“Withdrawal Date” means the day on which the Lender executes a loan to the Borrower within the limit of the Loan Commitment Amount in accordance with terms and conditions of this Agreement, including meeting the Withdrawal Prerequisites pursuant to Article 2-4, and the Lender executes a loan to the Borrower in accordance with this Agreement on the Withdrawal Date is referred to as “Withdrawal”.

22.	“Post-Withdrawal Conditions” means terms and conditions defined in Article 2-5, which must be fulfilled after the Withdrawal of the Loan Commitment Amount.

23.

“Participation Ratio” means, with respect to each Lender, the ratio of (i) the Loan Commitment Amount of each Lender divided by the total Loan Commitment Amount under this Agreement, if withdrawals have not been made, and (ii) the Loan Amount of each Lender divided by the total Loan Amount under this Agreement if withdrawals have been made.

24.	“Secured Claim” means all monetary bonds held by the Lender against the Borrower in accordance with this Agreement, including the principal and interest on the Loan Amount.

25.	“Secured Debt” means a monetary obligation owed by the Borrower to the Lender corresponding to the Secured Claim.

26.	“Permitted Security” means any of the following as security established on the Borrower’s assets:

A.	Security established in accordance with this Agreement

B.	Security naturally accrued and borne in accordance with the provisions of relevant laws and regulations (including statutory collateral, collateral subject to taxation)

C.	Security provided for tax purposes subject to appeal

D.

Security provided by a judgment or decision that does not constitute grounds for default or collateral provided for payment to the court as collateral for costs related to a trial or other legal proceeding

E.	Various liens arising in connection with the ordinary business activities of the Borrower (However, the Borrower must extinguish them within 3 months from the date of establishment of the lien)

F.

Security provided by the Borrower to the competent administrative authority in relation to permits (including, but not limited to, reports, registrations, etc.) obtained by the Borrower pursuant to the relevant laws and regulations, with prior notice to the Lender.

G.	Security provided or offered in connection with the Permitted Debt

H.	Other Security agreed to by the Majority Lender

27.	“Permitted Debt” means a financial debt incurred by the Borrower falling under any of the following items:

A.	Financial obligations under this Agreement

B.	Financial obligations under the Price Return Swap Agreement

C.	Financial obligations arising under the relevant laws and regulations

D.	Financial obligations for refinancing for the purpose of (early) repayment of all Loan Amount

E.	Subordinated Liabilities

F.	Other debts agreed to by the Majority Lender

28.	“Subordinated Liabilities” means the financial obligations of the Borrower that meet all of the following requirements:

A.	The maturity date of the financial debt comes later than the loan maturity date,

B.

Under no circumstances, including bankruptcy proceedings and rehabilitation proceedings under the Debtor Rehabilitation and Bankruptcy Act, shall the principal and other funds on the financial debt concerned be actually paid until all secured debts under this Agreement have been repaid,

C.

If security is established with respect to the financial obligation concerned, (i) collateral shall not be established with respect to collateral in which collateral rights for Lenders are established under this Agreement, and (ii) if collateral is to be established with respect to property belonging to the Borrower in which the collateral rights under this Agreement are not established, the collateral shall first be established with respect to the collateral in which collateral rights for Lenders under this Agreement are established as a priority,

D.

Before the Borrower can borrow the financial debt, the creditor of the financial debt is Attached 2. Subordinated declarations of substantially the same form and content as shall be prepared and submitted to the Lenders.

Article 1-2 (Interpretation)

①	This Agreement shall be construed in accordance with the following subparagraphs, unless otherwise provided for in this Agreement:

1.	Except as may be construed in context in this Agreement, references in the singular shall be construed as including references in the plural and vice versa.

2.

Except as otherwise required by context, in this Agreement, the term law, statute, or regulation shall mean any law, statute, or regulation replaced, amended, or modified from time to time, and shall be construed as referring to any agreement or document that has been amended, changed, supplemented, or updated from time to time.

3.

In this Agreement, “law”, “statute” or “regulation” includes the constitution, laws, orders, regulations, treaties, conventions, agreements, subsidiary or subordinate legislations, and any other statutory provisions in force, and “tax” means taxes, levies, fees, and any interest or additional taxes thereon to be imposed or withheld by the relevant authority or imposing authority.

4.

The accounting terminology used in this Agreement shall be construed in accordance with the accounting principles generally accepted in the Republic of Korea, unless otherwise defined in this Agreement.

5.	The Lender, Borrower and any other person referred to in this Agreement shall include their respective lawful successors and assigns of their rights and/or obligations.

6.	In this Agreement, “debt” or “bond” shall be construed as “bond” or “debt” in the position of the other party, respectively.

7.

In this Agreement, “month”, “month” or “month” means the period beginning on a specific day of a month and ending on the numerically matched day of the next month or the last day of the next month (if there is no numerically matched day or if a period begins on the last day of a month).

8.

Unless otherwise provided in this Agreement, Exhibits, Annexes and Forms attached to this Agreement shall be deemed part of this Agreement and, unless otherwise indicated, references to Articles, Exhibits, Annexes and Forms in this Agreement shall be construed as references to Articles, Exhibits, Annexes and Forms in this Agreement.

9.	The headings, texts, and contents of all provisions and attachments are for convenience only and shall not form part of or be used to constitute the meaning of any part of this Agreement.

10.

If the month to be referred to as the “Equivalent Date” in this Agreement is different, it means the same day for the calendar year, if the year to be mentioned is different, it means the same day for the calendar year, and if the corresponding date is not in the month, it means the last day of the month.

11.	The term “including” has the exemplary meaning “including but not limited to.”

②	In calculating the amount of interest, overdue interest, fees, and early repayment amount under this Agreement, matters not specified in this Agreement shall follow the general practice of the Lender.

Chapter 2 Loans

Article 2-1 (Loan Agreement)

The Borrower shall receive the Loan Amount from each Lender for the full Loan Amount of the Loan Commitment Amount in accordance with this Agreement, and each Lender shall lend to the Borrower the full Loan Amount of the respective Loan Commitment Amount in accordance with this Agreement.

Article 2-2 (Use of the Loan Amount)

①

The Borrower shall use the Loan Amount only for the purpose recognized by the payment of the purchase amount under the Share Purchase Agreement, expenses of incidental thereto, financial expenses such as interests, fees, etc. under the Loan Agreement, the operating expenses of the Borrower and the purpose approved by all Lenders.

②	All liability arising from the use of the Borrower for purposes other than those described in paragraph 1 shall be borne by the Borrower, and the Lender shall bear no responsibility.

Article 2-3 (Withdrawals)

①

The Borrower may request the withdrawal of the Loan Commitment on one (1) occasion within the limit of the Loan Commitment set forth in this Agreement by submitting to the Lenders a withdrawal request in the form and substance of Appendix 1 by the Business Day (or another day agreed upon by all Lenders) immediately preceding the date of withdrawal.

②	The withdrawal request under paragraph (1) cannot be cancelled, changed or withdrawn, and the Borrower shall withdraw the loan from the Lender.

③

Upon receiving the withdrawal request referred to in paragraph (1), and if all the prerequisites for withdrawal are met, each Lender shall execute the loan on the date of withdrawal by depositing the relevant loan into the account designated by the Borrower in accordance with the withdrawal request.

Article 2-4 (Withdrawal Prerequisites)

The obligation of each Lender to lend the relevant loan agreement to the Borrower in accordance with this Agreement shall be subject to the prerequisite that all of the following matters are satisfied on the withdrawal date or that the Lender is exempted or suspended with the consent of the relevant Lender.

1.	Appendix 2 to the Lender by the date of the Borrower’s withdrawal Must have submitted the Withdrawal Prerequisites document set forth in

2.	All loan transaction agreements shall be entered into lawfully and validly in a content and format satisfactory to the Lender and shall bind the Parties concerned.

3.

All the prerequisites for closing the transaction under the concerned equity trading contract shall have been satisfied or exempted, except for the prerequisite condition that the concerned equity trading contract is lawfully concluded and validly existing, and that the payment of the purchase price under the concerned equity trading contract is satisfied at the same time as the closing of the transaction due to its nature.

4.	The confirmations and guarantees set forth in Article 6-1 shall be true and accurate in important respects.

5.	The grounds for default prescribed in Article 7-1 shall not have occurred.

Article 2-5 (Post-Withdrawal Conditions)

After withdrawal, the Borrower must submit the documents specified in Appendix 3 to the Lenders within the deadline specified in Appendix 3 in a format and content satisfactory to the Lenders.

1.	The prerequisites for withdrawal under Article 2-4 shall continue to have full effect.

2.	The financial-related contract must be duly and validly concluded and survive, and the security conditions under this agreement must be continuously implemented and fulfilled.

Article 2-6 (Exemption from Loan Obligations)

①

If the Borrower requests a loan in accordance with Article 2-3, Paragraph 1, but the prerequisite for withdrawal is not met by the date of withdrawal, or the prerequisite for withdrawal is not deferred with the written consent of the Lender, the Lender shall not be liable for the loan under this Agreement.

②	If the Borrower does not withdraw the Loan Commitment within the withdrawal period, each Lender shall not be liable for the Loan under this Agreement.

Chapter 3 Payment of Interest and Repayment of Loans

Article 3-1 (Interest, Late Interest)

①	The interest rate on the loan shall be a fixed rate of 9.0% per year.

②

Interest on the loan shall be the amount calculated by the interest rate specified in the corresponding outstanding loan amount x actual number of days elapsed/365 for the loan interest period (dividing the actual number of days elapsed by 366 for the loan interest period belonging to the leap year), and in calculating the actual number of days elapsed, the first day of the loan interest period shall be counted and the last day shall not be counted.

③

If the Borrower fails to pay the loan amount, interest thereon, and other amounts to be paid on the due date set forth in the Loan Transaction Agreement (including the due date due on the loss of profit of the due date), the overdue interest shall be paid at the overdue interest rate added to the interest rate referred to in paragraph (1), applicable to the unpaid amount, by 3% per annum for the period from the date of payment to the actual date of payment. In this case, one year is considered 365 days (366 days in leap years) and calculated according to the number of days of delinquency, and in calculating the delinquency period, the first day of the delinquency period is counted and the last day is not counted.

Article 3-2 (Payment of Interest)

The Borrower shall pay interest (including overdue interest) calculated pursuant to Article 3-1 on the date of loan interest payment to each Lender by transferring or transferring the interest (including overdue interest) to an account designated by each Lender.

Article 3-3 (Repayment of Loans)

Except as otherwise provided in this Agreement, the Borrower shall repay the Loan due under this Agreement in a lump sum on the Loan Due Date.

Article 3-4 (Voluntary Early Reimbursement)

Unless a reason for default of Article 7-1 is incurred by the Borrower, the Borrower may voluntarily repay all or part of the Loan early, even before the expiration date of the Loan, in accordance with the following subparagraphs:

1.

The Borrower shall notify the Lender five (5) business days before the early repayment date (or until all Lenders agree thereafter) by stating the early repayment amount and the early repayment date in writing.

2.

In addition to the loan amount to be repaid early, the Borrower shall also repay the past interest (including overdue interest) accrued on the entire loan amount by the date of early repayment, and any money that the Borrower must pay to the Lender under this Agreement.

Article 3-5 (Mandatory Early Reimbursement)

If the payment of the settlement amount or the foot option settlement amount under the concerned income settlement agreement is completed even before the loan is due, the Borrower shall repay all the mortgage obligations early on the next business day of the day on which the settlement amount or the foot option settlement amount is paid.

Article 3-6 (Early Redemption Fee)

If the Borrower repays the loan early in accordance with Articles 3-4 or 3-5, the Borrower shall pay the amount calculated according to the following formula to the Lender on the date of early repayment as an early repayment fee for the Lender.

Early repayment loan amount x 0.01 x {the remaining days from the date of early repayment to the date of maturity of the loan/the total number of days from the date of withdrawal to the date of maturity of the loan}

Article 3-7 (Payment Criteria and Provision for Reimbursement)

①

Except as otherwise provided in the Loan Transaction Agreement, with respect to any amount paid by the Borrower pursuant to the Loan Transaction Agreement, no right is recognized to reduce the right to setoff or other terms or conditions or the amount to be paid by the Borrower.

②

Except as otherwise provided in this Agreement, the amount paid by the Lender from the Borrower pursuant to the Loan Transaction Agreement shall be covered by the reimbursement of the secured debt in the order set forth in the following subparagraphs: If the amount paid by the Borrower is insufficient to cover all the monies to be paid at any of the following stages, the appropriated monies shall be distributed according to the participation ratio of each Lender at each such stage (but in the case of subparagraph 1 below, it shall be distributed according to the ratio of the related debts).

1.	Any amount owed to the Lender pursuant to the Loan Transaction Agreement and not otherwise listed in this paragraph.

2.	All fees and expenses payable to the Lender in accordance with the loan transaction agreement

3.	Overdue interest related to loans due

4.	Interest on loans due

5.	The principal amount of the loan due date has arrived

Chapter 4 Fund Management

Article 4-1 (Opening of Deposit Account and Management of Funds)

①

The Borrower shall establish and maintain an account (hereinafter referred to as the “Principal Repayment Account”) for depositing the above collateralized objects by executing the pledge established for the above collateralized objects in accordance with (i) the Loan Amount under this Agreement, (ii) the Sale Price that the Borrower receives from the sale of the Eligible Interest, (iii) the Remaining Property Distribution that the Borrower receives by liquidating and distributing the Eligible Company, (iv) the Settlement Amount and/or Put Option Settlement Amount that the Borrower receives pursuant to Article 4 of the Eligible Income Settlement Agreement, and (v) the Pledge Rights Established for the above collateralized objects in accordance with the Stock Pledge Establishment Agreement, which the Common Stock Issued by KoMiCo Co., Ltd. as a Collateral Object between Mico and Borrower.

②

The Borrower shall execute the pledges established for the above collateral objects in accordance with (i) the Loan Amount under this Agreement, (ii) the Sale Amount the Borrower receives from the sale of the Acquired Interest, (iii) the remaining Property Distribution the Borrower receives from liquidating the Acquired Company, (iv) the Settlement Amount and/or Put Option Settlement Amount paid by the Borrower pursuant to Article 4 of this Profit and Loss Agreement, and (v) the Pledge Establishment Agreement, in which the Borrower shall pledge common shares issued by KoMiCo Co., Ltd. to Mico as collateral objects, so that if the Borrower sells the collateral objects, the Sale Amount received accordingly shall be credited to the Principal Repayment Account.

③	The Borrower shall establish and maintain a first-ranking pledge for Lenders to the deposit bonds of the principal and interest repayment account in accordance with Article 5-3.

④

The Borrower may withdraw or transfer the amount deposited in the principal and interest repayment account for the purpose of using it to pay the settlement amount that the Borrower is required to pay to Mico in accordance with the concerned profit and loss settlement agreement.

Chapter 5 Security

Article 5-1 (Principles of Security Establishment)

①	The security set by the Borrower to the Lender to secure the secured debt is as follows:

1.	Pledge of interest subject to acquisition under Article 5-2

2.	Pledge to the deposit bonds of the principal and interest repayment account under Article 5-3

3.	Pledge to the Borrower’s Settlement Amount or Foot Option Settlement Bond under the Contract for Income Settlement under Article 5-4

②

The Borrower shall acquire the collateral prescribed in paragraph (1) and take necessary measures to enable the Borrower against third parties, and the Borrower shall cooperate with the security establishment under paragraph (1).

Article 5-2 (Equity Pledge)

①

The Borrower establishes a first-ranking pledge for the Lender in respect of the interest acquired by the Borrower in order to secure the Collateralized Debt (the highest amount of the Receivables: 120% of the loan commitment).

②

The Borrower and the Lender shall enter into an equity pledge establishment agreement (hereinafter referred to as “Equity Pledge Establishment Agreement”) until withdrawal in order to establish the pledge pursuant to paragraph (1).

Article 5-3 (Pledge of Deposit)

①

The Borrower establishes the first-ranked pledge for the Lender against the deposit bonds of the principal repayment account held by the Borrower to secure the secured debt (the highest amount of the bond: 120% of the loan commitment. However, in the practice of the account opening institution of the principal and interest repayment account, if the maximum amount of bonds cannot be set with the above amount, the maximum amount of bonds shall be set with the highest amount allowed in the practice of the account opening institution.)

②

The Borrower and the Lender shall enter into a deposit bond pledge establishment agreement (hereinafter referred to as “Deposit Bond Pledge Establishment Agreement”) until withdrawal in order to establish the pledge pursuant to paragraph (1).

Article 5-4 (Settlement Bond Pledge)

①

In order to secure the secured debt, the Borrower shall establish the first-ranking pledge for the Lender with respect to the settlement amount or the foot option settlement bond held by the Borrower pursuant to the applicable income settlement agreement (the highest amount of the bond: 120 of the Loan Commitment Amount).

②

The Borrower and the Lender shall enter into a settlement bond pledge establishment agreement (hereinafter referred to as “Settlement Bond Pledge Establishment Agreement”) until withdrawal in order to establish the pledge pursuant to paragraph (1).

Chapter 6 Verification, Coverage, and Compliance

Article 6-1 (Verification and Guarantee)

With respect to the execution and execution of this Agreement, the Borrower shall confirm and guarantee to the Lender the following on the date of this Agreement, the date of withdrawal and the date of payment of the Loan Interest (provided, however, that the representations and guarantees made on any particular date shall be as of that particular date):

1.	The Borrower is a corporation lawfully established and validly existing in accordance with the laws of the Republic of Korea.

2.

The Borrower has completed all necessary procedures, such as internal authorization procedures, necessary for the conclusion of the loan transaction agreement and the fulfillment of obligations accordingly, and the loan transaction agreement shall bind the Borrower and be enforceable.

3.

The conclusion of the Loan Transaction Agreement by the Borrower and the performance of the transactions and obligations thereunder shall not violate the relevant laws and the Borrower’s Articles of Incorporation, nor shall it violate any contract or court ruling that has effect on the Borrower, or the administrative measures, directions, or recommendations of the administrative agency.

4.	The Borrower complies with all applicable laws and directives and instructions of the competent authority in important respects.

5.	Borrowers are free of violations of relevant laws and agreements that may have a significant adverse effect on the conclusion and performance of loan transaction agreements.

6.

The Borrower provided all the important information necessary in connection with the conclusion of the loan transaction agreement and the withdrawal accordingly, and to the best of the Borrower’s knowledge, the information provided is accurate in an important respect.

7.

No dissolution or liquidation proceedings have been commenced or an application for commencement of bankruptcy proceedings has been filed against the Borrower, and such proceedings or applications are unlikely to be commenced or filed to the best of the Borrower’s knowledge.

8.

Litigation, arbitration, other disputes, preservative measures such as foreclosure, etc. that cause significant adverse effects on the payment and repayment of loans under this Agreement and the exercise of the rights of the Lender do not exist, and such disputes are not expected to occur to the best of the Borrower’s knowledge.

Article 6-2 (Active Compliance)

The Borrower undertakes to comply with the following from the date of this Agreement to the date of full repayment of the Collateralized Debt:

1.	Notices: If any of the following reasons occur or occur, the Borrower shall notify the Lender without delay (at the latest within five (5) business days from that date):

A.

If you become aware of the occurrence of any business, property investigation, investigation, lawsuit, arbitration, administrative proceeding, or other legal dispute between the Borrower or the Company to be acquired

B.	If you become aware of any litigation, legal process or dispute arising out of or relating to the Loan Transaction Agreement

C.	In the event that you become aware of the occurrence of any of the grounds for default under Article 7-1

D.	If you become aware of other things that have caused or are likely to cause a material adverse effect on the Borrower’s financial condition

2.	Maintenance of Security: The Borrower shall do all necessary to ensure that the security established in accordance with Chapter 5 is maintained.

3.

Taxes and Fees: Borrowers shall ensure that tax and various levies imposed on Borrowers are paid in good faith within the prescribed time, and shall faithfully fulfill the duty to declare and pay taxes in accordance with relevant laws such as the Corporate Tax Act and the Local Tax Act.

4.	Confirmation and Coverage: The Borrower shall ensure that the affirmations and guarantees of this Agreement remain consistent with the facts in an important respect.

5.

Records: The Borrower shall prepare and keep appropriate financial statements, books of account, receipts, and other related documents in connection with the performance of his business, and shall promptly provide them to the Lender upon request of the Lender.

6.

Others: The Borrower shall implement other measures reasonably requested by the Lender to execute and secure the Lender’s rights under the Loan Transaction Agreement to the extent permitted by applicable laws.

Article 6-3 (Passive Compliance)

The Borrower undertakes to comply with the following from the date of this Agreement to the date of full repayment of the Collateralized Debt:

1.	Limitation of Debt Burden: The Borrower shall not be liable for any financial obligation other than the permitted obligation unless prior written consent of the majority.

2.

Limitation of Security Offer: The Borrower shall not establish any security other than the accepted collateral for its current or future property, profits or assets, unless the prior written consent of the majority of the Borrowers has been given.

3.

Limitation of Restructuring: Unless otherwise permitted in this Agreement, the Borrower shall not do the following without the prior written consent of the majority of the Parties before the repayment of the full amount of the secured debt:

A.	Changes in the form of the company under the Commercial Law (except where required by applicable laws)

B.	Voluntary dissolution or liquidation, spin-off or split, or merger or merger with another company

C.	Application for workouts or similar agreements under the Corporate Restructuring Promotion Act, corporate rehabilitation and bankruptcy proceedings under the Debtor Rehabilitation and Bankruptcy Act

D.	Any other request that is reasonably requested by all Lenders.

Chapter 7 Default

Article 7-1 (Default)

The following reasons shall constitute the grounds for default of the Borrower under this Agreement:

1.

If the Borrower fails to pay the amount due in accordance with the Loan Transaction Agreement by the due date. However, if the default is caused by a technical defect in the bank-to-bank bank transfer, the payment is not made within one (1) business day from the date the reason is resolved.

2.

Except for the obligation under subparagraph 1, if the Borrower fails to perform its obligations under this Agreement or violates any of the requirements of Articles 6-2 and 6-3, and the non-compliance or breach of compliance has not been cured within thirty (30) days from the date on which the majority of the Borrowers requested such cure;

3.

If some or all of the affirmations and guarantees in Article 6-1 prove to be untrue in a material respect and are not cured within thirty (30) days of the date on which the majority Lender requests such cures

4.

If the security right provided under the Security Agreement loses its effectiveness (including resistance to third parties) or the exercise of the right of the Lender is impaired due to cancellation, release or other reasons

5.	In the event of insolvency to the Borrower

6.

If a notice of seizure, collection order, full order or arrearage disposition is sent for the collateral under the Security Agreement or if there is an application for the commencement of compulsory execution by any other means or the commencement of the disposition of the arrearage, and the collateral has not been resolved within ninety (90) days thereafter (however, if the Borrower presents a reasonable reason to resolve the reasons under this subparagraph, the exception to this subparagraph may be made under the reasonable judgment of the majority)

7.

If, due to the amendment of the relevant laws and regulations, it is illegal for the Borrower to assume or fulfill the obligations under the loan transaction agreement, and the Borrower fails to comply with or cure the violation of the relevant laws within thirty (30) days

Article 7-2 (Forfeiture of Benefit of Time)

①

In the event of a default under subparagraphs 1 and 5 of Article 7-1, all Secured Debts owed by the Borrower to the Lenders, including loan principal debts, shall automatically forfeiture of benefit of time without further notice.

②

In the event of default except in subparagraphs 1 and 5 of Article 7-1, the Lender may notify the Borrower of the forfeiture of benefit of time, with the consent of the Majority Lender, and at the same time, all the Secured Debts to be paid by the Borrower to the Lender, including the principal and interest on the Loan Amount, shall forfeit of benefit of time.

③

If the Borrower forfeit of benefit of time in accordance with paragraph (1) or (2), the Borrower must immediately pay all of the Secured Debt to the Lenders, and the Lender may exercise the Lender’s authority or rights under the Security Agreement, such as executing various security rights under the Security Agreement with the consent of the Majority Lender.

④

Even if the Forfeiture of Benefit of Time under paragraph (1) or (2) is lost, if the Borrower takes measures to the satisfaction of the Lender, such as supplementation or addition of collateral, the Lender may revive the benefit of the deadline by giving written notice to the Borrower with the consent of the majority.

Chapter 8 Others

Article 8-1 (Expenses)

The Borrower shall bear the following expenses and other money (including any taxes imposed thereon) in connection with the Loan under this Agreement by the Borrower’s calculation:

1.	Income costs associated with the Loan Transaction Agreement and all documents prepared accordingly

2.

Reasonable expenses of the Lender in connection with the preparation, negotiation and conclusion of the loan transaction agreement, including legal advice expenses incurred in connection with loan transactions under this Agreement, remuneration and fees payable to appraisal agencies or accounting firms, etc.

3.

All costs incurred in establishing and terminating collateral in accordance with this Agreement and the Security Agreement and all costs incurred by the Lender in executing collateral in accordance with the Security Agreement

4.

In order to recover the amount of the loan principal and other payments received under this Agreement, the Lender shall pay all amounts including all legal proceedings costs such as costs incurred in preserving the Lender’s rights, fees incurred by the Lender, and reasonable attorneys’ fees.

5.	Any other expenses reasonably incurred in connection with the Loan under this Agreement.

Article 8-2 (Notification)

①

All notices made in connection with the Loan Transaction Agreement, including this Agreement, shall be delivered directly to the notices of each of the following Parties, or by certified mail, e-mail, or facsimile: However, if it is sent by e-mail or fax, the notified party shall receive confirmation of receipt by e-mail or fax. For clarity, written notice under this Agreement shall include notice via e-mail, and the documents attached to the e-mail shall be deemed to form part of the written notice.

1.	Borrower

A.	Address: #11-B-05, 11 Floor, 20, Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, Republic of Korea

B.	TEL:

C.	FAX:

D.	Email:

E.	Person in Charge: Kim Chang-hee

2.	KIWOOM capital Co., Ltd.

A.	Address: 17 Floor, 66, Yeoui-daero, Yeongdeungpo-gu, Seoul, Republic of Korea

B.	TEL:

C.	FAX:

D.	Email:

E.	Person in Charge: Kim Min-seok

3.	BOOKOOK CAPITAL CO., LTD.

A.	Address: 13 Floor, 17, Gukjegeumyung-ro 6-gil, Yeongdeungpo-gu, Seoul, Republic of Korea

B.	TEL:

C.	FAX:

D.	Email:

E.	Person in Charge: Eom Yeo-jin

②

The notice under paragraph (1) shall be deemed to have been reached on the date of issuance in the case of direct delivery, on the date of arrival in the case of proof of contents, and on the date of sending of the e-mail or fax in the case of e-mail or fax where the other party confirms its receipt.

③

If either party fails to notify of a false notification, or to notify the other party of a change in the notification, or to refuse to accept service, the other party shall be deemed to have reached the date of re-shipment by notifying the false notification or the pre-altering notification again in the manner prescribed in paragraph (1).

Article 8-3 (Assignment)

①

The Borrower shall not assign, acquire or transfer all or any of the status, rights or obligations under this Agreement to any third party, including financial institutions, without the prior written consent of all the Lenders.

②

Each Lender may assign, transfer to a third party all or part of the status, rights or obligations under this Agreement (including, but not limited to, secured bonds and liens) as provided in this Agreement by written notice to the Borrower without the consent of the Borrower and the other Lender after the withdrawal under this Agreement. The Borrower shall cooperate as much as possible with respect to the transfer of the above landlord, such as cooperating to enable the above third party to acquire related security rights.

③

Notwithstanding Article 8-1, the costs related to the transfer, including changes to the Security Agreement and registration costs incurred in the transfer, etc. under paragraph (2) shall be borne by the Lender.

Article 8-4 (Confidentiality)

During the term of this Agreement, the Lenders shall not divulge or disclose to any third party any content related to the conclusion or performance of this Agreement without the written consent of the other party. However, it shall be excepted in any of the following cases:

1.	If there is a duty to disclose by the relevant statute or by a legitimate order of the supervisory authority of the Parties, after prior notice to the Borrower,

2.	If necessary to obtain legal or accounting advice for the conclusion and implementation of this Agreement, the advisory body shall be obliged to bear the obligation of confidentiality

3.	If a Lender intends to perform an act, such as an assignment under Article 8-3 Paragraph 2, the Lender must notify the potential assignee, etc., of the

4.	After the loss of the benefit of the deadline, if a Lender is required to recover the loan, the Lender must notify the person who needs to disclose

Article 8-5 (Retention of Documents)

In the case of a document or deed in which the Borrower has only one original document or deed that must be submitted to the Lender under the loan transaction agreement, the Borrower shall submit the document or deed as the original to any Lender to whom the Lender agrees to designate, and the remaining Lender shall submit a copy thereof. In this case, the Lender who keeps the original shall be deemed to be keeping the original for all Lenders.

Article 8-6 (Others)

①

If any provision or number of provisions of this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. However, if it is necessary to modify or change this Agreement, the Parties shall mutually agree to process it.

②

Any agreement, agreement, or contract, whether oral or written, entered into between the Parties prior to the conclusion of this Agreement shall, if different from this Agreement, cease to have effect and shall be replaced by this Agreement.

③	Any modification or alteration of this Agreement shall be in writing of all Parties, and any modification or alteration not thereto shall have no effect.

Article 8-7 (Governing Law and Jurisdiction)

①

This Agreement shall be construed and governed by the laws of the Republic of Korea. Matters not specified in this Agreement shall be determined in good faith and consultation in accordance with the laws of the Republic of Korea and the general practice of the domestic financial market regarding secured loans.

②

Any litigation brought in connection with this Agreement shall be brought before the Seoul Central District Court (including the court that inherits it) as the exclusive jurisdiction of settlement in the first instance.

[Margin below for signing, stamping or signature]

In order to prove the above, the Parties have caused their respective properly authorized representatives to enter into this Agreement on the date stated at the beginning of this Agreement. For convenience, the interlocutor of this Agreement may be replaced with the seal or iron person of the law firm involved or of the person to be designated by the Parties in agreement.

Borrower

Mainstream Holdings, Ltd.

Signature	/s/ Kim Chang-hee
Name:	Kim Chang-hee
Title:	Director, Representative

Signature Page

Lender

KIWOOM capital Co., Ltd.

Signature	/s/ Choi Chang-min
Name:	Choi Chang-min
Title:	Representative Director

Signature Page

Lender

BOOKOOK CAPITAL CO., LTD.

Signature	/s/ Jo Yoon-cheol
Name:	Jo Yoon-cheol
Title:	Representative Director

Signature Page

Appendix 1

Lenders and Loan Agreements

LENDERS	LOAN COMMITMENT (UNIT: KRW 100 MILLION)
KIWOOM CAPITAL CO., LTD.	75
BOOKOOK CAPITAL CO., LTD.	25
TOTAL	100

1

Appendix 2

Documents for Withdrawal Prerequisite

ø	Unless otherwise noted, the original delivery principle

ø	If it is a copy, original contrast pen is required

ø	A copy may be submitted as an original

ø	Documents already held by the Lender may be omitted

1.	Documents for Borrower

(1)	Copy of Articles of Incorporation

(2)	Certificate of Entity Registration

(3)	Corporate Seal Certificate (when stamping a use of seal, a Usesignet is included.)

(4)	Copy of Business License

(5)

Copy of the loan transaction agreement to which the Borrower is a party and the internal authorization document to authorize the preparation, conclusion, and issuance of various documents prepared by the Borrower in connection therewith

(6)

If a person other than the Representative Director enters into a loan transaction agreement, a power of attorney (including a corporate seal certificate) and a copy of ID card proving the authority of representation (if necessary)

2.	Documents Related to Loan Transaction Agreements

(1)	Equity Pledge Establishment Agreement

(2)	Deposit Bond Pledge Establishment Agreement

(3)	Settlement Bond Pledge Establishment Agreement

(4)	Pledge Establishment Agreement (means a separately agreed upon form prior to withdrawal between the Borrower and the Lender)

3.	Copy of the Concerned Equity Purchase and Sale Agreement

4.	Copy of the Concerned Profit and Loss Settlement Agreement

5.	Legal Opinion of the Law Firm Regarding the Conclusion of the Loan Transaction Agreement and Its Effectiveness

2

Appendix 3

Documents for Post-Withdrawal Conditions

ø	Unless otherwise noted, the original delivery principle

ø	If it is a copy, original contrast pen is required

ø	A copy may be submitted as an original

ø	Documents already held by the Lender may be omitted

1.	On the Day of the Withdrawal

(1)

Documents proving that the Borrower has completed the acquisition of the target interest under the concerned equity sale contract (receipt of payment of the transaction under the concerned fingerprint sale contract, receipt of investment equity certificate, etc.)

2.	Documents Related to the Equity Pledge Establishment Agreement

From the date of withdrawal until fifteen (15) business days or a later date agreed to by the majority,

(1)	Documents proving that the pledge has been established in the target stake (UCC Filing expense document, etc.)

3.	Documents Related to Deposit Bond Pledge Establishment Agreement

From the date of withdrawal until three (3) business days or a later date agreed to by the majority,

(1)	Certificate of deposit of principal and interest repayment account (passbook)

(2)	A copy of the notice of establishment of pledge to the account opening institute (confirmed date)

(3)	Certificate of acceptance of pledge establishment by account opening institute (confirmed date)

4.	Documents Related to Settlement Bond Pledge Establishment Agreement

From the date of withdrawal until three (3) business days or a later date agreed to by the majority,

(1)	Copy of Notice of Establishment of Pledge (confirmed date) for Mico, the other party to the income settlement contract

(2)	Acceptance of the pledge establishment of Mico, the counterparty to the income settlement contract (confirmed date)

3

Exhibit 1 Withdrawal Request (Form)

__ __, ____

Daeju Precious

[*] (hereinafter referred to as the “Borrower”), as the Lender, [*], [*], [*] and the Loan Agreement concluded on December [*], 2023 (hereinafter referred to as the “Loan Agreement”) In accordance with Articles 2-3, the intention of the Loan is notified and the amount of [                ] KRW (~~W~~ _________) of the Loan Agreement is requested to be debited to the following account on the month [    ] day [    ] of 20[    ].

Bank Name	Account Number	Beneficiary

Borrowers confirm that as of the date of this withdrawal request:

(1)	All the prerequisites for withdrawal specified in Article 2-4 of the Loan Agreement have been or will be met prior to withdrawal;

(2)	All confirmations and guarantees of the Borrower described in Article 6-1 of the Loan Agreement are true and accurate in significant respects as of the date of this Loan Request;

(3)	There is no material violation of all compliance by the Borrower as described in Articles 6-2 and 6-3 of the Loan Agreement;

(4)	The reason for the default of Article 7-1 of the Loan Agreement has not occurred and the date of the Loan Execution Request has not been continued until now.

If any changes are made to the above-confirmed matters by the time of withdrawal, we will immediately notify your company in writing and promise to obtain your company’s approval. All terms used in this Withdrawal Request shall have the same meaning as those used in the Loan Agreement, unless otherwise provided in this Withdrawal Request.

Borrower

[*]

Signature

Name :

Title:

4

Exhibit 2

Subordinated Commitment (Form)

Junior Creditor’s Affirmation

Month [    ] Day [    ], 20[    ]

TO: [*],	[*], [*] (hereinafter referred to as “Senior Creditors”)

CC:    [*]

[ ] (hereinafter referred to as “Junior Creditors”) shall prepare and deliver to the Priority Creditors this Subordinated Creditors’ Affirmation (hereinafter referred to as “this Affirmation”) for the Priority Creditors and affirm the following matters:

▶ Down ◀

(1)	The subordinated creditor will lend KRW [ ] (hereinafter referred to as “Subordinated Loan”) to [*] (hereinafter referred to as “Borrower”) on month [ ], day [ ], year 20[ ].

(2)

The Junior Creditors, until all obligations, debts and liabilities owed by the Lender to the Senior Creditors under the Loan Agreement dated as of December [*], 2023 (the “Loan Agreement”) and the other Loan Documents (as defined in the Loan Agreement) among the Lender and the Senior Creditors (the “Senior Notes”) have been repaid in full, no payments (including, without limitation, fees, accrued interest and principal) with respect to the Subordinated Loans (the “Subordinated Loan Related Payments”) shall be due from the Borrower, and the time for payment of the Subordinated Loan Related Payments shall be extended until the Senior Notes are paid in full.

(3)	A junior creditor shall not perform any of the following acts until all of the subordinated bonds are repaid:

1)	Requiring collateral other than the collateral allowed to be provided to junior creditors under the loan agreement to the Borrower without prior written consent of the senior creditors.

2)	Disposing of or collecting the property of the Borrower in order to obtain the satisfaction of the money related to the subordinated loan.

3)	Offsetting various bonds or claiming other rights against the junior creditors of the Borrower in order to obtain the satisfaction of the subordinated loan-related money.

4)	Executing collateral provided by the Borrower to obtain the satisfaction of the subordinated loan related money

5

5)	Requiring early repayment of money related to subordinated loans or forfeiting the benefit of the deadline.

6)	Apply for bankruptcy, rehabilitation, corporate restructuring, or other similar procedures for Borrowers, or violate the rights or interests of senior creditors.

(4)

If the subordinated creditor receives all or part of the money related to the subordinated loan for any reason before the senior bonds are repaid in full, the subordinated creditor shall immediately pay the money received to the account designated and notified by the senior creditors, and the senior creditors shall apply the money to the repayment of the principal and interest on the loan as determined in the loan agreement, and the subordinated creditor shall not exercise the right of recourse to the Borrower until the senior bonds are repaid in full.

(5)	The junior creditor may not change the affirmation under this affirmation to the disadvantage of the senior creditors except with the prior written consent of the senior creditors.

(6)	If the junior creditor transfers the bond to the Borrower to a third party, the junior creditor shall ensure that the contents of this affirmation are succeeded to the assignee.

(7)	The terms defined in the Loan Agreement shall have the same meaning in this Agreement unless otherwise defined or otherwise interpreted in context.

Junior Creditor

[ ]

Signature (Signature Seal)
Name:
Title:

6